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                                                                      EXHIBIT 15



     July 12, 1995



     Merrill Lynch & Co., Inc.
     World Financial Center
     North Tower, 31st Floor
     New York, NY  10281

     We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Merrill Lynch & Co., Inc. and subsidiaries as of March 31, 1995 and for the three-month periods ended March 31, 1995 and April 1, 1994 as indicated in our report dated May 12, 1995; because we did not perform an audit, we expressed no opinion on that information.

     We are aware that such report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, is incorporated by reference in this Registration Statement.

     We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

     /s/ Deloitte & Touche LLP

     New York, New York

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